OFFICE LEASE

FOR

HERITAGE SQUARE

This Lease is dated as of October 29, 1997, by and between TALCOTT REALTY I LIMITED PARTNERSHIP, a Connecticut limited partnership, having an office at Hartford, Connecticut (Landlord), and SJA BROKERAGE, INC., a Texas corporation, having an office at Dallas, Texas (Tenant).

I. DEMISE OF PREMISES

Landlord hereby leases to Tenant and Tenant leases from Landlord the Premises located in the Building, together with the nonexclusive right to use, in common with Landlord and others, the following portions of the Building and Land: the entrance foyer and lobby; the corridors and lavatories on the floor on which the Premises are situated; the stairways, elevators, shipping and receiving areas; and exterior sidewalks and driveways.

II. SUMMARY OF TERMS

As used in this Lease, the following terms shall have the following meanings:

A.

Premises: That part of the Building outlined on the attached Plan showing the Premises, called Suites 175, on the first floor of the Building and Suites 200 and 275, on the second floor of the Building, including all tenant improvements made by Landlord pursuant to the attached Work Letter. Subject to existing rights under leases of space inn the Building as of the date hereof, and subject to renewals of leases or extensions of terms of leases of existing tenants of the Additional Office Space (as hereinafter defined) in Landlord's sole discretion, if at the date of any notice required herein, this Lease shall be in fall force and effect and Tenant. named heroin shall be in occupancy of the entire Premises and shall not be in default of any of the provisions of this Lease, Landlord shall, at such time as Landlord first submits a lease proposal (Proposal) to a specific bona fide prospective tenant for any portion (or all) of additional office space on the 2nd floor of the Building, indicated as "Additional Office Space" on the attached Plan showing the Premises (the space delineated in the Proposal is referred to as Refusal Space), notify Tenant of the Proposal (Landlord's Notice). Tenant may lease all of the Refusal Space upon the terms contained in the Proposal by giving Landlord notice of exercise within 5 days after receipt of Landlord's Notice. Promptly after Tenant exercises this option (but in no event later than 30 days after Landlord's Notice), the parties shall enter into either a supplemental agreement to this Lease incorporating the Refusal Space as part of the Premises or, at Landlord's option, a separate lease agreement. Anything in this Section to the contrary notwithstanding, this option shall terminate with regard to the Refusal Space if Tenant fails to exercise the option or enter into a supplemental agreement or separate lease (as the case may be) in accordance with this Section, and upon such termination, Tenant shall have no further right to lease the Refusal Space and Landlord may contract with any party with respect thereto without any further obligation to Tenant.

-2- '

B.	Building: The building on ft. Land, having an address of 5001 LBJ Freeway, Dallas; Texas 75244, as shown-on the attached Land and Building Plan.

C.	Land: The real property shown on the Land and Building Plan.

D.	Office Park: If indicated on the Land and Building Plan, the of Mpark, including land and buildings, of which the Land and Building are a part.

E.	Building Manager: Fults Realty Corporation, 4835 LBJ Freeway, Suite-675, Dallas; Texas, 75244, or such other person as landlord may designate.
T.	Commencement Date: October 1, 1997. Section 1 of the General Terms, Covenants and Conditions shall not apply to this Lease.

G.	Termination Date: September 30, 2002 with respect to Suites 175 and 275 and February 28, 1998 with respect to Suite 200, unless extended as provided in this Lease.

H.

Lease Year: A 12 month period, the first of which shall commence on the Commencement Date if it is the first day of a month, otherwise, on the first day of the month next following the Commencement Date, and each subsequent Lease Year shall begin on successive anniversaries of the commencement of the first Lease Year.

I.	Term: A• period commencing -on the Commencement Date and expiring at midnight on the. Termination Date, unless sooner terminated as provided in this lease.

J.&K. Base Rent & Monthly Installments of Base Rent

Suites 175 and 275 only

Lease Year	Base Rent Per Annum	Monthly Installments of Base Rent
1	$199,285.56	$16,607.13
2	205,243.56	17,103.63
3	211,201.56	17,600.13
4	217,159.56	18,096.63
5	223,117.56	18,593.13

With respect to Suite 200 -only, the Base Rent shall be $234,820.00 per annum and the Monthly Installments of Base Rent shall be $19,568.33.

L.	Tenant's Proportionate Share: 6.37 percent for Suites 175 and 275 and 6.27 percent for Suite 200.

M.	Base Year: The calendar year of 1997.
N.	Intentionally omitted.
O.	Security Deposit: $17,600.13.

P.	Landlord's Mailing Address:

100 Pearl Street, Hartford, Connecticut 06103.

Q.	Tenant's Mulling Address: The Premises.
R.	Normal Business Hours: The hours from 7:00 a.m. to 6.00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday, except recognized holidays.

S.	State: The State of Texas.

T.

Parking Spaces: Tenant shall be entitled to the nonexclusive use in common with Landlord and others of the parking facility which is shown on the Land and Building Plan. During the period from the Commencement Date through February 28, 1998, Tenant shall be entitled to use a maximum of 80 spaces in the parking facility; of which 48 spaces shall be unreserved (Unreserved Spaces), of which 4 spaces shall be surface, reserved (Uncovered, Reserved Spaces) and of which 28 spaces shall be covered, reserved (Covered, Reserved Spaces). Commencing. on March 1, 1998, Tenant shall be entitled to use a maximum of 39 spaces in the parking facility, of which 20 spaces shall be Unreserved Spaces, of which 4 spaces shall be Uncovered, Reserved Spaces, and of which 15 spaces shall be Covered, Reserved Spaces. Tenant's Uncovered, Reserved Spaces and Covered, Reserved Spaces shall be clearly marked for reserved use, but Landlord shall have no responsibility for policing their use by others.

U.	Parting Fee: Initially $-0- per Unreserved Space per month, $-0- per Uncovered, Reserved Space per month and $-0- per Covered, Reserved Space per month.
V.	Broker: Fults Realty Corporation.
W.	Permitted Use (in addition to general office purposes): None.
X.	Tenant's Representatives: Tenant's employees, agents, contractors, licensees and invitees.

III. ATTACHMENTS

The attachments listed below are incorporated in this Lease and are to be construed as part hereof:

1. General Terms, Covenants and Conditions

2. Plan showing the Premises

3. Land and Building Plan

4. Rules and Regulations

5. Expense Escalation

6. Work Letter

7. Additional Terms

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease or coed it to be c .ecuted.

LANDLORD:	TENANT:
TALCOTT REALTY .I LIMITED PARTNERSHIP	SJA BROKERAGE, INC.
By Talcotx Fquides Limited Partnership	By:________________________________
Its Managing General Partner	________________________________
By: Talcott Corporation
Its General Partner	Its:________________________________
BY:______________________________

LEASE AMENDMENT

This Lease Amendment (Amendment) is dated February, 27 1998 between TALCOTT REALTY I UMITED PARTNERSHIP (Landlord) and SJA BROKERAGE, INC. (Tenant).

RECITALS:

Landlord and Tenant entered into a lease, dated October -9, 1997. (Lease) for space known as Suites 175, 200 and 275 hi a building located at 5001 LBJ Freeway, Dallas, Texas (Building). Tenant desires to extend the Termination Date with respect to a portion of Suite 200 and Landlord has agreed to such extension, subject to the terms hereof. Any capitalized term used herein and not otherwise defined shrill have the meaning given to it In the Lease.

NOW THEREFORE, the parties agree to amend the Lease as follows:

1. Commencing on March 1, 1998:

(a) In Section II.A. of the Lease, the Premises shall be deemed to include the portion of Suite 200 shown on Exhibit I Attached hereto (Temporary Space) and Exhibit I shall be deemed a part of Attachment 2 attached to the Lease (Plan showing the Premises). Tenant is accepting the Temporary Space in an "as is" condition; Landlord shall have no responsibility for making any tenant improvements to the Temporary Space.

(b) The Termination Date with respect to the Temporary Space shall be the earlier of the date the Work in &the 275 is substantially completed or March 31, 1998.

(c) In Sections II.J. & K. of the .Lease, with respect to die Temporary Space only, the Base Rent shall be $61,920.00 per annum and the Monthly Installments of Base Rent shall be $5,160.00.

2. The use of the word "may" in this Amendment is not intended to replace the Lease sections modified, but to be in addition to the underlying Lease section. For example, the Base Rent described in Section 1(c) for the Temporary Space only is in addition to the Base Rent applicable to Suites 175 and 275.

3. After the Termination Date with respect to the Temporary Space has been determined, Landlord and Tenant shall execute a supplemental agreement specifying the Termination Due with respect to the Temporary Space and such other information as Landlord shall reasonably require.

4. Except as modified herein, the Lease ii ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment.

(Landlord)	(Tenant)
TALCOTT REALTY I LIMITED PARTNERSHIP	SJA BROKERAGE, INC.
By Talcott Equities Limited Partnership
Its Managing General Partner	By:_____________________________________
By Talcott Corporation	_____________________________________
Its General Partner	Its:______________________________________

LEASE AMENDMENT

This Lease Amendment (Amendment) is dated April 30, 1998 between TALCOTT REALTY I LIMITED PARTNERSHIP (Landlord) and SJA BROKERAGE, INC, (Tenant).

RECITALS:

Landlord and Tenant entered into a lease dated October 29, 1997, as amended by Lease Amendment, dated February 27, 1998 (Lease) for space known as Suites 175, 200 and 275 in a building located at 5001 LBJ Freeway, Dallas, Texas (Building). Pursuant to Section 3 of the Lease Amendment dated February 27, 1998 (February Amendment), the parties desire to establish the Termination Date with respect to the Temporary Space. Any capitalized term used herein and not otherwise defined shall have t e meaning given w it in the Lease.

NOW THEREFORE, the parties agree to amend the Lease as follows:

1.	For purposes of Section 1(b) of the February Amendment, the Termination Date shall be March 31, 1998.

2.	Except as modified herein, the Lease is ratified and confirmed and shall remain in frill force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment.

(Landlord)	(Tenant)
TALCOTT REALTY I LIMITED PARTNERSHIP	SJA BROKERAGE, INC.
By Talcott Equities Limited Partnership
Its Managing General Partner	By:_____________________________________
By Talcott Corporation	_____________________________________
Its General Partner	Its:______________________________________

THIRD AMENDMENT TO LEASE

THE STATE OF TEXAS	§
§ KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DALLAS	§

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Amendment") has been executed as of the 20th day of December, 2001, by CARLYLE HERITAGE, L.P., a Delaware limited partnership ("Landlord"), and USI Administrators, Inc., a Delaware corporation ("Tenant")..

RECITALS:

A. Talcott Realty I Limited Partnership (`Prior Landlord") and SJA' Brokerage, Inc.. ("Prior Tenant") have heretofore entered into that certain Office Lease, dated as of October 29, 1997, as amended by.. (a) Lease Amendment,. dated February 28, 1998, by and between Prior Landlord and Prior Tenant, and (b) Lease Amendment, dated April 30, 1998, by and between Prior Landlord and Prior Tenant (such Office Lease, as so amended, is hereinafter referred to as the "Lease"), pursuant to which Prior Tenant leased from Prior Landlord approximately. 11,916 rentable square feet in Suites 175 and 275 (the "Original Premises") in that certain building known as Heritage Square 11, 5001 LBJ Freeway, Dallas, Texas, and more particularly described in the-Lease (the "Building"). Unless otherwise defined herein, capitalized and uncapitali7ed words and phrases shall have the same meanings as those set forth in the Lease.

B. Landlord has acquired the Building and succeeded to all of Prior Landlord's interest as landlord under the Lease. Tenant has assumed and accepted all of Prior Tenant's interest and obligations under the Lease.

C. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to amend the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord. and Tenant agree as follows:

Article I

CERTAIN AMENDMENTS

SECTION 1.01. Reduction of Original Premises. As of March 1, 2002, and subject to the terms and conditions set forth in this Amendment, the Lease shall be amended to reflect that the Original Premises shall be reduced by approximately 5,343 rentable square feet in Suite 275 of the Building (the "Give Back Premises") as outlined on the cross-hatched floor plan attached hereto as Exhibit A, so that the premises shall be redefined to consist of approximately 6,573 rentable square feet in Suite 175 of the Building (the Premises remaining being referred to as "Premises" or the `Remaining Premises"). Tenant shall remain liable for all obligations and liabilities accruing as to the Give Back Premises on or before March 1, 2002.

SECTION 1.02. Surrender of Give Back Premises. As of March 1, 2002,. Tenant shall have vacated and. abandoned the Give Back Premises and shall have delivered to Landlord the Give Back Premises with all improvements located therein in good repair and condition, free of Hazardous Materials, and broom-clean, wear and tear excepted, and shall deliver to Landlord all keys to the Give Back Premises. As of March 1, 2002, Tenant shall have removed all office equipment, wiring, cabling and supplies, furniture and other personal property, each to the extent owned by Tenant and located within, and readily removable from, the Give Back Premises. As of . the Effective Date, Tenant shall have no further right to the Give Back Premises or possession of the Give Back Premises (i.e., Landlord may re-let the Give Back Premises to another occupant and commence improvements).

-SECTION 1.03. Release. With respect to the Give-Back Premises, Tenant hereby releases and forever discharges Landlord and its respective officers, directors, agents and affiliates from any and all losses, costs, claims 'or liabilities owed. to such party, whether under the Lease or otherwise, including any claims for relocation costs, lost profits and any and all consequential, punitive and other damages suffered or otherwise incurred by. Tenant, if any:

SECTION 1.04. Lease Term- The Lease is hereby amended so that the Term of the Lease for the Premises shall be- extended through and including December 31, 2006, subject to. adjustment and earlier termination as set forth in the Lease. Except as provided in Exhibit C . attached hereto, Tenant shall have no further renewal rights or options and ' all such rights and options, if any, are hereby deleted.

SECTION 1.05.      Base Rent. As of January 1, 2002, the Base Rent due and payable by Tenant to Landlord during the Term of the Lease, as hereby extended, shall be as follows:

Period	Monthly Base Rent	Annual Base Rent PSF
1/1/02 - 2/28/02	$19,290.08	$20.00 for Suite 175 $18.72 for Suite 275
3/1/02 - 12/31/03	$10,955.00	$20.00
1/1/04- 12/31106	$11,776.63	$21.50

Prior to January 1, 2002, Base Rent shall remain as set forth in the Lease. The Base Rent shall be due and payable in equal monthly installments, each such monthly installment due and payable on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever.

SECTION 1.06. . Base Year/Tenant's Proportionate Share. As of January 1, 2002, the Lease shall be amended to reflect that the Base Year shall be the 2002 calendar year. As of March 1, 2002, Tenant's Proportionate Share shall be amended to be 3.53% (i.e., 6,573 rentable square feet in the Premises divided by 186,071 rentable square feet in the Building).

SECTION 1.07. Cumulative Can on Controllable Operating Expenses. As of-October 1, 2002, Operating Expenses for the Premises hail be comprised of "Controllable Operating Expenses" and "Non-Controllable Operating Expenses." Controllable Operating Expenses are those components of Operating Expenses that are not related to taxes, insurance, janitorial services, utilities, and/or collectively-bargained union wages. Non-Controllable Operating Expenses are those components of Operating Expenses that are not Controllable. Operating Expenses. Notwithstanding the foregoing, the portion of Tenant's Proportionate Share attributable to Controllable Operating Expenses for which Tenant is liable shall have a cumulative cap of six percent (6%) compounded annually. There shall be no cap on that portion of Tenant's Proportionate Share attributable to Non-Controllable Operating Expenses.

SECTION 1.08. Parking. As of March 1, 2002, and during the Term of the Lease, as hereby extended, Landlord shall provide 4 covered-reserved Parking Spaces at $20.00 plus tax, per space, per month (provided, however, such 4 Parking Spaces shall be at • no charge until August 30, 2004) and 22 unreserved surface Parking Spaces no charge. Tenant shall not allow its employees or other invitees to park within any public streets adjacent to the Building. Landlord shall have the right, but not the obligation, to impose reasonable rules and regulations as Landlord may deem necessary to regulate parking within the Building, including registration of license plate numbers for vehicles driven by Tenant's employees, issuance and monitoring .of parking tags or permits and for designation of exclusive parking spaces. Landlord shall not be liable for any damage or loss to any automobile (or property therein) parked in, on or about such parking areas, or for any injury sustained by any person in or about such area. Landlord shall have the right to substitute, temporarily or permanently, alternative surface or structured parking areas or spaces within the Building if Landlord deems it necessary or desirable to do - so to facilitate the maintenance or repair of the parking areas or the Building or additional development within the Building.

SECTION 1.09. "AS IS" Except as set forth on Exhibit B attached hereto, Landlord is leasing the Premises to Tenant "as is" "where is" without representation or warranty, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises.

SECTION 1.10. Insurance. The first sentence of Section 9 of the Lease is deleted and the following paragraphs are substituted in place thereof

9. Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time: (1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in the Lease, (b) a severability of interest endorsement, - (c) - limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000); (2) Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation against Landlord with respect to the Property Insurance, and Tenant's property insurance. shall include a waiver of subrogation in favor of Landlord; and (3) to the extent required by law, workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability with not less than the following limits: (a) Each Accident $500,000, (b) Disease-Policy Limit $500,000, and (c) Disease "Each Employee $500,000. Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, -or mortgagee. Landlord, and if any, Landlord's building manager or agent and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 9. The company or companies writing any insurance which Tenant is required to maintain under the Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, which approval shall not be unreasonably withheld, and any - such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have Best Key Rating of at least A+.

SECTION 1.11.. Commissions. Landlord and Tenant acknowledge that no brokers have been involved in this Amendment other than CAPSTAR Commercial Real Estate Services, Ltd. and Grubb & Ellis by separate agreement, and Landlord will be solely responsible for the commissions, if any, owed such brokers pursuant to the terms of a separate agreement. Landlord and Tenant hereby indemnify each other from the payment of any commissions owed to any brokers with respect to this Amendment resulting from the acts of such party, but not otherwise.

SECTION 1.12.. Termination Option. Tenant shall have the one time option to terminate the Lease in its entirely (the. "Termination Option") effective as of December 31, 2004 (the "Early Termination Date") by delivering notice of its intent to terminate (the "Termination Notice") to Landlord at least six (6) calendar months before the Early Termination Date accompanied by payment of the Termination. Fee (defined below). If there are any uncured defaults by Tenant as of the date Tenant delivers the Termination Notice or as of the. Early Termination Date, the Termination Option shall be void, and the Lease shall remain in effect. If Tenant properly exercises its Termination Option, the Lease shall terminate as of the Early. Termination Date. If Tenant fails to timely deliver. its Termination Notice and pay the Termination Fee, Tenant will be deemed to have waived such Termination Option.. The "Termination Fee" shall be $46,537.63.

SECTION 1.13. Further Amendments.:. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment. Any after-hours HVAC shall be provided at Landlord's then current charge, which is currently $35.00 per hour, -with a 2-hour minimum usage requirement. Except for the first sentence, Paragraph II(A) of the Summary of Terms section of the Lease is deleted. The word "and" 'prior to "(d)" in the tenth line of Section 22 of the Lease is amended to be "or."

Article II

MISCELLANEOUS

SECTION 2.01. Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Tenant represents to Landlord that Tenant (a) is currently unaware of any default by Landlord under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of Tenant enforceable in accordance with its terms.

SECTION 2.02. Notices. All notices, consents, approvals and similar communications to be given between Landlord by Tenant, shall be given in accordance with the notice provisions of the Lease delivered as follows:

To Landlord:

Carlyle Heritage, L.P.

do The Carlyle Group

1001 Pennsylvania Avenue NW Second Floor Washington, DC 20004

Attn.: Asset Management with a copy to:

Carr Real Estate Services, Inc.

15950,N. Dallas Parkway Suite 300

Dallas, Texas 75248

Attn.; Lease Administration

SECTION 2.03. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 2.04. _Counterparts. This Amendment may be executed in _ multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile and each party has the right to rely upon a facsimile counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.

SECTION 2.05. Governing Document. In the, event the terms of the Lease conflict or are inconsistent with those of the Amendment, the terms of this Amendment shall govern.

IN WITNESS WHEREOF, this Amendment has been executed as of (but not necessarily on)_ the date and year. first above written.

[SIGNATURES ON FOLLOWING PAGE]

Dated: December 20 2001.	LANDLORD:

CARLYLE HERITAGE, L.P.,

a Delaware limited partnership

By: Carlyle Realty Heritage GP,

LLC, a Delaware limited

liability company, its general

partner

By
Name:
Title:

Dated: December 20 2001	.TENANT:

USI Administrators, Inc.,

a Delaware corporation

By
Name:
Title: